Exhibit 16.4

December 2, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements made by Alcantara Brands Corporation which we understand will be filed with Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A-4 of Alcantara Brands Corporation dated December 2, 2009.

We agree with the statements concerning our Firm pertaining to the Item 4.01 disclosure in such Form 8-K/A-4.

Very truly yours,

/S/ Lawrence Scharfman
Lawrence Scharfman, CPA
Boynton Beach Florida